CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 333-56203 on Form N-1A of our reports dated December 23, 2013, relating to the financial statements and financial highlights of BlackRock International Fund, a series of BlackRock Series, Inc. (the “Fund”) and BlackRock Master International Portfolio (the “Master LLC”), one of the series constituting BlackRock Master LLC, appearing in the Annual Reports on Form N-CSR of the Fund and the Master LLC for the year ended October 31, 2013, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 28, 2014